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                                  EXHIBIT 28.1

                              SUN SPORTSWEAR, INC.
                        1989 EMPLOYEE STOCK OPTION PLAN


         1.      Purpose.   The purpose of the 1989 Employee Stock Option Plan
(the "Plan") of Sun Sportswear, Inc., a Washington corporation (the "Company") is to attract, retain, and motivate employees, including employees who may also be directors of the Company and any present and future subsidiaries of the Company, who are chosen to receive options, by giving them an opportunity to acquire Common Stock, no par value, of the Company ("Common Stock"). Options granted under this Plan may be nonqualified options ("NQOs") or incentive stock options ("ISOs") intended to meet the requirements of Section 422A of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"), and if not inconsistent, the requirements of analogous state income tax laws.

         2.      Administration.   This Plan shall be administered by the Board
of Directors of the Company (the "Board") or by a committee appointed by the Board (in either case, the "Administrator"). No option shall be granted to (a) an employee who is also an director of the Company except (i) by the Board when a majority of the members of the Board, and a majority of the directors acting in the matter, are disinterested persons, or (ii) by the Administrator when the Administrator is composed of three or more persons having full authority to act in the matter and each member of the Administrator is a disinterested person, or (b) to an officer of the Company except by the Board or (ii) by the Administrator when the Administrator is composed solely of three or more persons having full authority to act in the matter and each member of the Administrator is a disinterested person, unless, in either case, the Administrator determines that compliance with the foregoing provision is not necessary to comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and any successor rule adopted by the Securities and Exchange Commission (together with any similar successor rule, "Rule 16b-3") or that Rule 16b-3 is not applicable to the Plan. "Disinterested Person" for this purpose, shall have the same meaning as in Rule 16b-3. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company or a subsidiary as it deems proper. Subject to the provisions of this Plan, the Administrator shall have the authority to select the persons to receive options under this Plan, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each option (including whether each option is an NQO or an ISO), and to determine all other matters relating to this Plan. No member of the Administrator shall be liable for any decision, act, or omission on such member's own part respecting this Plan, or any options granted or shares sold under this Plan, except for those acts or omissions resulting from such member's own willful misconduct.


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         3.      Eligible Persons

         3.1     Generally.   ISOs may be granted to employees (including
employees who may also be officers or directors) of the Company or any "subsidiary" of the Company, as defined in the applicable provisions (currently Section 425) of the Code (an "Affiliate"), who are selected by the Administrator. NQOs may be granted to employees (including employees who are also officers or directors) of the Company or any Affiliate who are selected by the Administrator. Neither David A. Sabey nor any director who is not also an employee of the Company is eligible to receive options under this Plan.

         4.      Stock Subject to this Plan.   Subject to the other provisions
of this Plan, the total number of shares with respect to which options may be granted under this Plan is 600,000 shares of Common Stock. Shares delivered upon the exercise of options may be previously unissued shares, outstanding shares, or repurchased shares. All such delivered shares, whatever their source and whether or not repurchased by the Company in accordance with the terms of the Plan, shall be counted against the 600,000-share limitation. Shares covered by options that expire or terminate shall again become available for the grant of options and shall not be counted against the 600,000-share limitation. The total number of shares with respect to which options may be granted under the Plan is subject to adjustment as provided in the Plan.

         5. Grant of Options. The Company may grant options under this Plan at any time and from time to time before the Plan terminates. The Administrator shall specify the date of grant. If the Administrator fails to specify a grant date, the grant date shall be the date of the action taken by the Administrator to grant the option. If an option is approved for a person who is not an employee but is expected to become an employee, the grant date shall be the date the intended optionee is first treated as an employee for payroll purposes. Each optionee shall be evidenced by a written stock option agreement, in form and substance satisfactory to the Company, executed by the company and the person to whom the option is granted. The failure by the Company, the optionee, or both to execute such an option agreement shall not invalidate the grant of the option; no option shall be exercisable, however until the written stock option agreement is executed by the Company and the optionee. The option agreement shall specify whether the option it evidences is an NQO or an ISO.

         6.      Terms and Conditions to Which All Options Are Subject.   All
options granted under this Plan shall be subject to the following terms and conditions and any other terms and conditions, not inconsistent with this Plan, that the Administrator imposes when the Company grants an option:

         6.1     Time of Option Exercise.   Except as necessary to satisfy the
requirements of Section 422A of the Code with respect to ISOs, and subject to the other provisions of this Plan, an option shall be exercisable in its entirety at grant or at such times and in such amounts as are specified in the option agreement. Options shall be exercisable only in increments of 100 shares or larger. However, the Administrator, in its


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absolute discretion, may later waive any limitations regarding the time at which an option or portion of an option first becomes exercisable.

         6.2     Manner of Exercise.   An optionee wishing to exercise an
option shall give written notice to the Company to the attention of the officer of the Company designated by the Administrator, accompanied by payment of the exercise price together with such other documentation, including without limitation a stock purchase agreement in form and substance satisfactory to the Administrator, as the Administrator may in its discretion require. The date the Company receives written notice of an exercise hereunder accompanied by any other documentation required by the Administrator, by payment of the exercise price and, if required, by payment of any federal, state or local withholding or employment taxes, including FICA withholding tax, required to be withheld by virtue of exercise of the option, will be considered as the date the option was exercised. An optionee or transferee of an optionee shall not have any privileges as a stockholder with respect to any stock covered by the option until the date of issuance of a stock certificate for the number of shares being acquired.

         6.3     Payment.   Except as provided below, payment in full, in cash
or by check, shall be made for all stock purchased at the time written notice of exercise of an option is given to the Company. Proceeds of any payment shall constitute general funds of the Company. At the time an option is granted or exercised, the Administrator, in the exercise of its absolute discretion, may authorize payment through delivery by the optionee of Common Stock already owned by optionee for all or part of the option price. Any shares so delivered shall be valued at their fair market value as of the date of exercise of the option, as determined under this Plan; provided, however, that if the optionee has exercised any portion of any option granted by the Company by delivery of Common Stock, the optionee may not, within six months following such exercise, exercise any option granted by this Plan by delivery of Common Stock.

         6.4     Payment of Withholding and Employment Taxes.   At the time of
exercise of an option or, in the case of ISOs, upon a disqualifying disposition of shares received upon the exercise of an ISO, the optionee shall remit to the Company in cash all applicable federal, state, and local withholding and employment taxes, including without limitation FICA withholding tax, which, in the Administrator's judgment, may be payable in connection with the exercise or disposition.

         6.5     Election Regarding Tax Withholding.   If and to the extent
authorized by the Administrator in its sole discretion, an optionee may make an election, by means of a form of election to be prescribed by the Administrator, to have shares of Common Stock which are acquired upon exercise of the Option withheld by the Company, or to tender to the Company other shares of Common Stock or other securities of the Company owned by the optionee (if such shares have been held by the optionee for at least six months), to pay all or a portion of the federal, state, and local withholding taxes, including FICA withholding tax, arising in


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connection with the exercise of such Option.  Any securities so withheld or tendered will be valued by the Company as of the date of determination of the amount of tax to be withheld as a result of exercise of such option (the "Tax Date"). All such elections are subject to the following restrictions:

                 (a)      the election shall be irrevocable;

                 (b)      the election must be made on or prior to the Tax
         Date; and

                 (c) the election is subject at all times to the disapproval of the Administrator.

In addition, if the directors and officers of the Company are subject to
Section 16 of the Exchange Act (such persons referred to as "Section 16 Persons"), any such election by an optionee who is a Section 16 Person shall be subject to the following additional limitations:

                 (d) the election may not be made within six months of the grant date of the Option the exercise of which resulted in the tax withholding obligation (except that this limitation shall not apply in the event of death or disability of such person occurring prior to the expiration of the six-month period); and

                 (e) such election must be made either (A) at least six months prior to the Tax Date, or (B) in any ten business-day period beginning on the third business day following the date of release by the Company for publication of quarterly or annual summary statements of sales or earnings of the Company.

When the Tax Date of a Section 16 Person is deferred until (i) six months after the exercise of an NQO or (ii) the person sells or otherwise disposes of Common Stock received upon the exercise of an ISO, and the person makes the share withholding election described in this paragraph, then the full number of shares of Common Stock for which the Option is being exercised shall be issued to the person upon exercise of the option, but the person shall be unconditionally obligated to tender back and deliver to the Company the proper number of share of Common Stock on the Tax Date. The Administrator may adopt procedures which would allow a participant, as part of the election described in this paragraph, to pay withholding taxes in excess of the statutory minimum, as long as the amount paid does not exceed the participant's estimated total federal, state, and local tax obligations associated with the transaction, including FICA taxes to the extent applicable.

         6.6 Exercise After Termination of Employment, Disability, or Death. If for any reason other than disability (as determined in accordance with Section 422A(c)(9) of the Code) or death, an optionee ceases to be employed by the Company or any Affiliate (a "Termination"), then except as otherwise provided in this paragraph all options granted under the Plan, held by the optionee at the date of the Termination (the "Termination Date") shall terminate as of the Termination Date. Options granted


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under this Plan and held by the optionee as of the Termination Date, to the extent exercisable on the Termination Date, may be exercised in whole or in part at any time within three months after the Termination Date or such lesser period as is specified in the option agreement (but in no event after the expiration date of the option). Notwithstanding anything in the preceding sentence, if immediately before the Termination Date the optionee is subject to
Section 16(b) of the Exchange Act with respect to the Company's equity securities, then with respect to NQOs held by the optionee, the period following the Termination Date during which an NQO held by the optionee may be exercised shall be seven months (but in no event after the expiration date of the option). The Administrator may in its sole discretion agree with an optionee to extend or modify any of the periods specified above for exercise of an option following the Termination Date. If an optionee's Termination is by reason of disability or death, then options held at the Termination Date, to the extent exercisable on the Termination Date, may be exercised in whole or in part at anytime within one year after the Termination or any lesser period specified in the Option Agreement (but in no event after the expiration date of the option) by the optionee's guardian or legal representative. A transfer of an optionee from the Company to an Affiliate or vice versa, or from one Affiliate to another, or a leave of absence duly authorized by the Company, shall not be deemed a Termination of employment or a break in continuous employment, so long as the Affiliate remains a parent or subsidiary of the Company. An optionee who is employed by an Affiliate but not by the Company shall be deemed to have Terminated employment on the date that the Affiliate is no longer a subsidiary of the Company.

         6.7     Changes in Capital Structure.   The existence of outstanding
options shall not affect the Company's right to effect adjustments, recapitalizations, reorganizations, or other changes in its or any other entity's capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting Common Stock, the dissolution or liquidation of the Company's or any other entity's assets or business, or any other corporate act, whether similar to the events described above or otherwise. Subject to Section 6.8, if the Common Stock is increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other entity by reason of a stock split, reverse stock split, stock dividend, recapitalization, merger, consolidation, acquisition, separation, reorganization, liquidation, or other event, appropriate adjustments shall be made in (i) the number and class of shares of stock subject to this Plan and each option outstanding under this Plan, and (ii) the exercise price of each outstanding option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board of Directors in its sole discretion.

         6.8     Acquisitions and Other Transactions.   In connection with the
dissolution or liquidation of the Company or a partial liquidation involving more than 50 % of the assets of the Company, a merger or reorganization of the Company in which


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another entity is the survivor, a merger or reorganization of the Company under which more than 50% of the shares of the Company outstanding prior to the merger or reorganization are converted into cash or into another security, a sale of more than 50% of the Company's assets, or a similar event which the Administrator determines, in its absolute discretion, would materially alter the structure of the Company or its ownership, the Administrator, upon 10 business days prior written notice to the optionee, may do one or more of the following:

                 (a) shorten the period during which an option is exercisable (provided it remains exercisable, to the extent otherwise exercisable, for at least 10 business days after the date the notice is given) and provide that options not exercised prior to the effective date of the dissolution, liquidation, reorganization, merger, sale, or other event shall terminate upon the effective date of such event;

                 (b) accelerate any vesting schedule to which an option is subject;

                 (c) arrange to have the surviving corporation grant reasonably equivalent replacement options with adjustments in the number and kind of securities and option prices; or

                 (d) cancel options upon payment to the optionee in cash, with respect to each option to the extent then exercisable, of an amount which, in the absolute discretion of the Administrator, is determined to be equivalent to anyexcess of the fair market value (at the effective time of the dissolution, liquidation, reorganization, merger, sale, or other event) of the consideration that the optionee would have received if the option had been exercised before the effective time over the exercise price of the option.

The actions described in the Section may be taken without regard to any resulting tax consequences to the optionee.

         6.9     Nonassignability of Option Rights.   No option granted under
this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. During the life of the optionee, an option shall be exercisable only by the optionee.

         6.10    Securities Laws.   No option shall be granted or exercised if
the Company or its counsel determines that such grant or exercise would not be in compliance with federal or state securities laws. The Company shall be under no obligation, however, to determine compliance with such laws.

         7.      Terms and Conditions to Which Only NQOs Are Subject.   Options
granted under this Plan which are designated as NQOs shall be subject to the following terms and conditions, in addition to the terms and conditions set forth in Section 6:

         7.1     Exercise Price.   The exercise price of an NQO shall be not
less than the fair market value of the stock subject to the option on the grant date.


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         7.2     Option Term.   Unless an earlier expiration date is specified
by the Administrator at the time of grant, each NQO granted under this Plan shall expire ten years and two days from the date of its grant.

         7.3     Special Blue Sky Restrictions.   If required by any state
securities authority as a condition of qualifying the offer and sale of options and Common Stock under this Plan, then during the period when such qualification is in effect (the "Blue Sky Period") (i) the exercise price of an NQO granted to any person who owns, directly or indirectly, (or is treated as owning by reason of attribution rules, the current version of which is set forth in Code Section 425) stock of the Company constituting more than ten percent of the total combined voting power of all classes of the outstanding stock of the Company or of any Affiliate (a "Ten Percent Shareholder") shall in no event be less than 110 percent of the fair market value of the stock subject to the option on the grant date; and (ii) an NQO granted to any Ten Percent Shareholder shall expire no later than five years from the grant date.

         8.      Terms and Conditions to Which Only ISOs Are Subject.   Options
granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions, in addition to the terms and conditions set forth in Section 6:

         8.1     Exercise Price.   The exercise price of an ISO shall be
determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value of the stock covered by the option at the time the option is granted, except that the exercise price of an ISO granted to any Ten Percent Shareholder shall in no event be less than 110 percent of such fair market value.

         8.2     Option Term.   Unless an earlier expiration date is specified
by the Administrator at the time of grant, each ISO granted under this Plan shall expire ten years and two days from the date of its grant, except that an ISO granted to any Ten Percent Shareholder shall expire no later than five years from the date of its grant.

         8.3     Disqualifying Dispositions; Notice to Company.   If stock
acquired by exercise of an ISO granted pursuant to this Plan is disposed of within two years from the date of grant of the option or within one year after the transfer of the stock to the optionee, the holder of the stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require.

         8.4     Limitations on ISO Exercise.   Notwithstanding any other
provision in this Plan, ISOs options granted to an optionee under this Plan and all ISOs plans of the Company or its Affiliates may not "vest" at a rate of more than $100,000 worth of stock (measured on the grant date(s)) in any calendar year. For purposes of the preceding sentence, an option "vests" when it becomes exercisable for the first time. If, by their terms, such


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ISOs taken together would vest at a faster rate, and unless otherwise provided by the Administrator, the vesting limitation described above shall be applied by deferring the exercisability of those options or portions of options which have the highest per share exercise prices. The options or portions of options, the exercisability of which is so deferred, shall become exercisable on the first day of the first subsequent calendar year during which they may be exercised, as determined by applying these same principles and all other provisions of the Plan including those relating to the expiration and termination of options. In no event, however, will the operation of this Section cause an option to vest before its terms.

         9.      Determination of Value.   For purposes of the Plan, the value
of Common Stock or other securities of the Company shall be determined as follows:

                 (a) If the security is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers Automated Quotation System, its fair market value shall be the closing sales price for such stock or the closing bid if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication.

                 (b) If the stock of the Company is regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for the stock on the date the value is to be determined (or if there are no quoted prices for that date, then for the last preceding business day on which there were quoted prices).

                 (c) In the absence of an established market for the security the fair market value shall be determined in good faith by the Administrator, with reference to the Company's net worth, prospective earning power, dividend-paying capacity and other relevant factors, including the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.

         10.     Employment Relationship.   Nothing in this Plan or any option
granted under this Plan shall interfere with or limit in any way the right of the Company or any of its Affiliates to terminate any optionee's employment at any time, nor confer upon any optionee any right to continue in the employ of the Company or any of its Affiliates.

         11.     Financial Information.   If required by any state securities
authority as a condition of qualification of the offer and sale of options and Common Stock under this Plan, then during


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the period when such qualification is in effect, the Company shall provide to each option holder a copy of the annual financial statements of the Company as prepared either by the Company or independent certified public accountants of the Company. Such financial statements shall be delivered as soon as practicable following the end of the Company's fiscal year.

         12.     Shareholder Approval and Term.   This Plan shall be subject to
approval by the holders of a majority of the outstanding voting stock of the Company within 12 months after its adoption by the Board. Options may be granted, but not exercised, before the shareholders approve this Plan.
However, if the shareholders fail to approve the Plan within the required time period, any options granted under this Plan shall be cancelled. This Plan shall terminate ten years after adoption by the Board unless terminated earlier by the Board. The Board may terminate this Plan at any time without shareholder approval. No options shall be granted after termination of this Plan, but termination shall not affect rights and obligations under then outstanding options.

         13.     Amendment, Suspension, or Termination of This Plan.   The
Board of Directors may amend, alter, suspend, or discontinue this Plan at any time. Notwithstanding any provision of this Plan or any option agreement entered into in connection with this Plan, this Plan shall automatically terminate, and any options granted under this Plan shall automatically terminate, if the Company does not complete the initial public offering of its Common Stock by December 31, 1989. Without the consent of the optionee, no amendment may affect outstanding options except to conform this Plan and ISOs granted under this Plan to federal or other tax laws relating to ISOs. No amendment shall require shareholder approval unless shareholder approval is required to preserve ISO treatment for tax purposes or the Board otherwise concludes that shareholder approval is advisable in order to comply with the provisions of Rule 16b-3 or otherwise. The Board of Directors may also, at any time without shareholder approval, amend the terms of any option outstanding under the Plan, provided that the optionee consents to such amendment.

                                *    *    *    *

Plan adopted by the Board of Directors on:  October 2, 1989
Plan amended by the Board of Directors on:  April 29, 1994

Plan approved by the Sole Shareholder on:  October 2, 1989
Plan amended at the Annual Meeting of Shareholders on:  May 20, 1994


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